                               FIRST AMENDMENT TO
                                LEASE ORDER TERMS
                                 AND CONDITIONS

      This FIRST AMENDMENT, dated as of June 28, 1988, between Ford Motor Company ("Lessee") and American Finance Group ("Lessor") amends Lease Order Terms and Conditions dated as of April 5, 1988, between Lessee and Lessor (the "Lease Order"), as follows.

      1. Section 6 of the Lease Order Terms and Conditions is hereby amended and restated to read in its entirety as follows:

      "6. Acceptance

      Lessee shall accept the Equipment if the Equipment has operated efficiently for the period indicated in this Lease Order as the "Acceptance Period" in conformance with both technical specifications therefor and any proposal submitted to Lessee by Lessor. Lessee's acceptance shall be evidenced by its execution and delivery to Lessor of the "Certificate of Acceptance" in the form attached as Exhibit A. Lessee represents and warrants that Lessor is entitled to rely without independent verification or investigation on each such Certificate of Acceptance bearing a signature purporting to be that of a representative of Lessee as a true and genuine signature of a duly authorized agent of Lessee, valid and binding against Lessee for purposes of acceptance hereunder. Rental shall begin to accrue as of the first day of the acceptance period (the "Rental Start Date") at the Daily Acceptance Period Rent per unit of Equipment accepted shown on the Lease Order (such Daily Acceptance Period Rent being calculated as the per diem amount, per unit accepted, of the Monthly Rent based on a thirty-day month). Rental at the Monthly Rent shown on the Lease Order shall accrue and be payable in advance commencing as of the first day of calender quarter following the month in which the last unit of Equipment under a Lease Order has been accepted. (Lease Rate Factors shown on the Lease Order are the multiple which, applied to the per Unit or aggregate Equipment Cost (as the case may be), produce the Acceptance Period Rent per Unit or the Monthly Rent, respectively.)"

      2. This First Amendment shall apply to all equipment leased pursuant to Lease Orders for which the Rental Start Date is on or after May 5, 1988.

      IN WITNESS WHEREOF the parties hereto have caused this First Amendment to be executed and delivered by their duly authorized representatives as of the date first above written.

                   AMERICAN FINANCE GROUP


                   By: /s/ [Illegible]
                       -----------------------------
                   Title: Associate General Counsel and Assistant Secretary
                          -------------------------------------------------

                   FORD MOTOR COMPANY


                   By: /s/ J. L. Scicluna
                       ------------------------------
                   Title: Director
                          Facilities & Tools Purchasing Office
                          --------------------------------------

                  AMENDMENT TO LEASE ORDER TERMS AND CONDITIONS
                     BETWEEN FORD MOTOR COMPANY, LESSEE, AND
                      AMERICAN FINANCE GROUP, INC., LESSOR

      The Agreement between Ford Motor Company, as lessee ("Lessee"), and American Finance Group, Inc., as lessor ("Lessor") effective April 5, 1988 which established the Lease Order Terms and Conditions for certain personal property, is hereby amended as follows:

            The following is added to Paragraph 13:

            (d) Lessor acknowledges and agrees that Lessee shall have no responsibility to deal with any investors ("Investors") in any trust, limited partnership or other entity sponsored and managed by Lessor or its affiliates ("Investment Program") to which Lessor may assign its rights pursuant to subsection 13
                  (a) above, in connection with the Leases or the Equipment. Upon referral by Lessee to Lessor, Lessor shall promptly and diligently investigate and handle any inquiries or claims or provide other information as requested by any such Investors. For so long as no Event of Default has occurred and is continuing under the Leases, Lessor indemnifies Lessee and holds Lessee harmless from and against any costs, claims, losses or liabilities incurred or suffered by Lessee to the extent resulting from Lessor's assignment of a Lease to an Investment Program.

            This amendment is retroactive to April 5, 1988.

FORD MOTOR COMPANY              AMERICAN FINANCE GROUP


By: /s/ R.R. Cronan 12-18-90    By: /s/ [Illegible]
    -----------------               -------------------
Title: Buyer                    Title: Manager
       --------------                  ----------------
Date: 11/19/90                  Date: 11/19/91
      ---------------                 -----------------

              SECOND AMENDMENT TO LEASE ORDER TERMS AND CONDITIONS

      This SECOND AMENDMENT, dated as of May 19, 1989, between Ford Motor Company ("Lessee") and American Finance Group ("Lessor") amends Lease Order Terms and Conditions dated as of April 5, 1988, between Lessee and Lessor (as successor in interest to American Finance Group, Inc.) (the "Lease Order Terms and Conditions") as follows:

      1. Section 6 of the Lease Order Terms and Conditions is hereby amended and restated to read in its entirety as follows:

      "6. Acceptance

            Lessee shall accept the Equipment if the Equipment has operated efficiently for the period indicated in this Lease Order as the "Acceptance Period" in conformance with both technical specifications therefor and any proposal submitted to Lessee by Lessor. Lessee's acceptance shall be evidenced by its execution and delivery to Lessor of the "Acceptance Certificate" in the form attached as Exhibit A. Lessee represents and warrants that Lessor is entitled to rely without independent verification or investigation on each such Acceptance Certificate bearing a signature purporting to be that of a representative of Lessee as a true and genuine signature of a duly authorized agent of Lessee, valid and binding against Lessee for purposes of acceptance hereunder and for purposes of enforcement of the Lease. Rentals shall begin to accrue as of the first day of the acceptance period (the "Rental Start Date") at the Daily Acceptance Period Rent per unit of Equipment accepted shown on the Lease Order (such Daily Acceptance Period Rent being calculated as the per diem amount, per unit accepted, of the Monthly Rent based on a thirty-day month). Rental at the Monthly Rent shown on the Lease Order shall accrue and be payable in advance commencing as of the first day of the month following the month in which the last unit of Equipment under a Lease Order has been accepted. (Lease Rate Factors shown on the Lease Order are the multiple which, applied to the per Unit or aggregate Equipment Cost (as the case may be), produce the Acceptance Period Rent per Unit or the Monthly Rent, respectively.)"

      2. For all purposes under the Lease Order Terms and Conditions and Lease Orders, "Basic Rent" and "Monthly Rent" shall be synonymous.

      3. This Second Amendment shall apply to all equipment leased pursuant to Lease Orders for which the Rental Start Date is on or after May 19, 1989.

      As amended hereby, the Lease Order Terms and Conditions are hereby approved, confirmed and ratified and are in full force and effect.

      IN WITNESS WHEREOF the parties hereto have caused this Second Amendment to be executed and delivered by their duly authorized representatives as of the date first above written.

FORD MOTOR COMPANY                         AMERICAN FINANCE GROUP


By: /s/ R.R. Cronan 12-18-90                 By: /s/ [Illegible]
   --------------------------                  ----------------------
Title: Buyer                               Title:
   --------------------------                  ----------------------

0897G

ATTACHMENT A TO LEASE/PURCHASE ORDER NO. _________________________

     Lessor:   AMERICAN FINANCE GROUP, INC.
     Address:  Exchange Place
               Boston, Massachusetts 02109

     Lessee:   FORD MOTOR COMPANY
     Address:  The American Road
               Dearborn, MI 48121

                        LEASE ORDER TERMS AND CONDITIONS

1.    Lease; Entire Agreement

      This Attachment, dated as of April 5, 1988, sets forth the terms and conditions governing the lease of certain items of personal property (the "Equipment") described on the face of the Lease Order to which this document is attached. This attachment, such lease/purchase order and any other attachments thereto shall constitute the "Lease Order" as such term is used herein and the entire agreement between the parties thereto; provided, however, that the printed terms and conditions (if any) on the reverse side of such lease/purchase Order shall have no force and effect. In the event of a conflict between the typewritten terms and conditions on the face of the Lease Order and the terms and conditions set forth herein, the typewritten terms and conditions on the face of the Lease Order shall govern.

2.    Term; Rental Payments

      (a) The term of the Lease Order is set forth on the face of this Lease Order and shall commence on the Rental Start Date as defined herein.

      (b) Lessee shall make rental payments to Lessor for lease of the Equipment in the amounts and on the dates specified in this Lease Order. All rental or other payments by Lessee to Lessor shall be made to Lessor at the address set forth in this Lease Order or at such other address as Lessor may hereafter direct in writing.

3.    Net Lease; Lessee's Indemnity; No Warranties By Lessor.

      Rent is net of, and Lessee agrees to pay, and will indemnify and hold Lessor and any assignee of Lessor harmless from and against, all costs (including, without limitation, maintenance, repair and insurance costs), claims (but excluding third-party suits based solely on a claim of product liability or strict liability in tort), losses or liabilities relating to the Equipment or its use that are incurred by or asserted against Lessee, any permitted sublessee of Lessee, Lessor or any assignee of Lessor and arise out of matters occurring prior to the return of the Equipment (i) unless Lessor's intentional misconduct or negligence is the direct and proximate cause of the foregoing, and (ii) other than liens and security interests created by Lessor and (iii) other than taxes, fees, charges and assessments described in section 5(b) hereof. The Lease Order is for purposes of providing lease financing only. Lessor is not a dealer, supplier, manufacturer or vendor of the Equipment, and Lessee is solely responsible for the selection of the Equipment, the manufacturer and vendor thereof in accordance with Lessee's specifications and for the inspection, acceptance, use and maintenance of the Equipment. Lessee agrees that it shall not initiate or participate, by joinder or otherwise, in a claim or counterclaim against Lessor of product liability or strict liability in tort and will object by appropriate proceeding to the inclusion of Lessor as a defendant in any proceeding based upon such a claim. The Lease Order is a triple net lease. Lessee's obligations are not subject to defense, counterclaim, set-off, abatement or recoupment, and Lessee waives all rights to terminate or surrender the Lease Order, for any reason, including, without limitation, defect in the Equipment or nonperformance by Lessor, provided, however, that Lessee specifically retains the right to seek recourse against Lessor by way of separate action either at law or in equity in the event of nonperformance by Lessor under the Lease Order. LESSOR HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE. Lessor will assign to Lessee all manufacturer or vendor warranties and will cooperate with Lessee in asserting any claims under such warranties.

4.    Use, Maintenance and Repairs

      The Equipment is to be used exclusively by Lessee in the conduct of its business, only for the purposes for which it was designed. The Equipment is not to be removed from the location specified on the Lease Order except upon prior written notice to Lessor, and in no event may the Equipment be moved to a location outside the continental United States without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Lessee will effect all maintenance and repairs necessary to keep the Equipment in good and efficient operating condition and appearance, reasonable wear and tear excepted. All maintenance and repairs will be made in accordance with the manufacturer's recommendations and by authorized representatives of the manufacturer or by persons of equal skill and knowledge whose work will not adversely affect any applicable manufacturer's or vendor's warranty.

5.    Compliance with Laws; Taxes

      (a) Lessee shall comply with and conform to all laws and regulations relating to the possession, use and maintenance of the Equipment, and shall save Lessor harmless against actual or asserted violations thereof.

      (b) Lessee agrees to prepare and file all required returns or reports and to pay all sales, gross receipts, personal property and other taxes, fees, interest, fines or penalties imposed by any governmental authority relating in any way to the Equipment, except taxes measured by the net worth, net or gross income or profit of Lessor, including the Michigan Single Business Tax, which shall be solely the responsibility of Lessor. Notwithstanding the foregoing, Lessor will report and pay all use taxes and Lessee will pay to Lessor, on each Basic Rent Payment Date, as additional rent, an amount equal to the use taxes attributable to that payment of Basic Rent. If any item of Equipment is located in a taxing jurisdiction that does not allow Lessee to report and pay personal property taxes directly, Lessee will prepare an appropriate tax return to be delivered, together with funds equal to the taxes Lessee claims are due on such return, to

            Lessor not less than ten (10) days prior to the date such taxes are due. The state and local retail sales and use tax status of the Equipment shall be indicated on the face of this Lease Order.

6.    Acceptance

      Lessee shall accept the Equipment if the Equipment has operated efficiently for the period indicated in this Lease Order as the "Acceptance Period" in conformance with both technical specifications therefor and any proposal submitted to Lessee by Lessor. Lessee's acceptance shall be evidenced by its execution and delivery to Lessor of the "Certificate of Acceptance" in the form attached as Exhibit A. Lessee represents and warrants that Lessor is entitled to rely without independent verification or investigation on each such Certificate of Acceptance bearing a signature purporting to be that of a representative of Lessee as a true and genuine signature of a duly authorized agent of Lessee, valid and binding against Lessee for purposes of acceptance hereunder. Rental shall begin to accrue as of the first day of the acceptance period (the "Rental Start Date") at the Daily Acceptance Period Rent per unit of Equipment accepted shown on the Lease Order (such Daily Acceptance Period Rate being calculated as the per diem amount, per unit accepted, of the Monthly Rent based on a thirty-day month). Rental at the Monthly Rent shown on the Lease Order shall accrue and be payable in advance commencing as of the first day of month following the month in which the last unit of Equipment under a Lease Order has been accepted. (Lease Rate Factors shown on the Lease Order are the multiple which, applied to the per Unit or aggregate Equipment Cost (as the case may be), produce the Acceptance Period Rent per Unit or the Monthly Rent, respectively.)

7.    License

      Lessor grants to Lessee a nonexclusive, nontransferable license to use the software products, including related documentation, provided with the Equipment solely for Lessee's own use on or with the Equipment. Lessee will not sell, transfer, disclose, or otherwise make available such software products or copies thereof to third parties; provided, however, that the software products may be disclosed on a need-to-know basis to Lessee's employees or independent contractors using the Equipment. No title or ownership of the software products or any portion thereof is transferred to Lessee. The license granted herein shall terminate upon termination of this Lease Order, and Lessee agrees, upon termination, to return or destroy the software products and all portions or copies thereof.

8.    Transportation Expenses

      (a) Unless otherwise indicated in this Lease Order, all Equipment transportation, rigging and drayage charges shall be paid by Lessee. Lessee shall furnish such labor as may be necessary for packing and unpacking Equipment when in the possession of Lessee.

      (b) All shipments of Equipment shall be made by a method specified by Lessee.

9.    Risk of Loss.

      Lessee will bear all risk of loss with respect to the Equipment during the Lease Term and until the Equipment is returned to Lessor. Lessee will notify Lessor promptly in writing if any item of Equipment is lost, stolen, requisitioned by a governmental authority or damaged beyond repair (each a "Casualty"), describing the Casualty in reasonable detail, and will promptly file a claim under appropriate policies of insurance. Lessee may, with the prior written consent of Lessor, replace the Equipment suffering a Casualty with similar items of at least equal value and utility. If Lessee does not replace the Equipment, Lessee will pay to Lessor on the next Payment Date following the Casualty, in addition to Basic Rent and other sums due on that date, an amount equal to the Casualty Value specified on the Lease Order for such Equipment. The Lease Order, solely as it relates to the Equipment suffering the Casualty, will terminate and ownership of the Equipment suffering the Casualty, including all claims for insurance proceeds or condemnation awards, will pass to Lessee upon receipt of such payment by Lessor.

10.   Insurance.

      Lessee agrees, directly or through an agent, to maintain policies of insurance on the Equipment in amounts, against risks and on terms and conditions applicable to other equipment owned or leased by Lessee and similar to the Equipment. Such insurance will at a minimum include (i) physical damage and theft insurance in an amount at least equal to the Casualty Value set forth on the Lease Order for such Equipment and (ii) comprehensive liability insurance in the amount of at least $5,000,000 per occurrence, in each case with deductibles not in excess of $100,000. All policies (A) are to be maintained with insurers acceptable to Lessor; (B) are to name Lessor and its assignees as loss payees with respect to physical damage and theft and as additional insureds with respect to liability, as their interests may appear; and (C) are to provide that they may not be altered or cancelled except upon thirty days prior written notice to Lessor and each of Lessor's assignees named as additional insured and loss payee. Lessee agrees to deliver to Lessor such certificates of insurance as Lessor may, from time to time, request. Lessor may hold any insurance proceeds as security for Lessee's performance of its obligations with respect to the Equipment on behalf of which the proceeds were paid and the payment of all rent and other sums then due and unpaid under the Lease Order and will pay such proceeds over to Lessee only upon receipt of satisfactory evidence thereof. Lessor accepts Lessee's current practices of self-insurance in satisfaction of the requirements set forth above.

11.   Quiet Possession and Use

      (a) Title to the Equipment shall remain in Lessor, and Lessee shall keep the Equipment free and clear of any and all liens, charges and encumbrances of any party claiming by or through Lessee.

      (b) Lessor convenants and warrants to and with Lessee that Lessor is the lawful owner of the Equipment, free from all encumbrances, and that, subject to Lessee performing the conditions hereof, Lessee shall peaceably and quietly hold, possess and use the Equipment during the term of this Lease Order. Lessor shall indemnify and hold harmless Lessee and will protect and defend, at its sole expense, the rights of Lessee described in this Paragraph against any claims against or encumbrances on the Equipment asserted by or through Lessor.

12.   Lessee's Right to Sublease and Assign

      Provided that Lessee is not in default hereunder, Lessee shall have the following rights to sublease the Equipment or assign this Lease Order for the remainder of the applicable lease term; provided, however, that Lessee shall remain responsible for all provisions and obligations of this Lease Order:

      (a) Lessee may sublease the Equipment to a Ford Affiliated Company upon reasonable prior notice to Lessor (a "Ford Affiliated Company" is any subsidiary or affiliate of Lessee 51% of the voting stock or assets of which are indirectly or directly owned or controlled by Lessee); or

      (b) Lessee may sublease the Equipment or assign this Lease Order to any other party upon 30 days prior written notice to Lessor and provided that Lessor consents in writing to such sublessee or assignee and all terms and conditions of such sublease or assignment, such consent not to be unreasonably withheld.

13.   Assignment by Lessor

      (a) Lessor may at any time and from time to time transfer, assign or grant a security interest in its rights under this Lease Order, the Equipment and/or the rental payments and other sums at any time due and to become due, or at any time owing or payable, by Lessee to Lessor under any of the provisions of this Lease Order, provided that Lessor gives Lessee 30 days prior written notice of any proposed transfer, assignment or grant occurring under this Paragraph 16(a) and obtains Lessee's prior written approval, which approval shall not be unreasonably withheld, provided, however, that no notice to or consent by Lessee is required for an assignment to a trust, limited partnership or other entity sponsored and managed by Lessor or its affiliates. Any such assignment may be either absolute or as collateral security for indebtedness of Lessor. There shall be only one absolute assignee and one collateral assignee at any one time. It shall be reasonable for Lessee to withhold its approval if the proposed transfer, assignment or grant of a security interest would in any way affect any then existing loan commitments or lines of credit of Lessee or any member of Lessee's "Affiliated Group" with such assignee or with any corporation that is a member of an "Affiliated Group" of which such assignee is also a member. The term "Affiliated Group" shall have the meaning set forth in Section 1504(a) of the Internal Revenue Code.

      (b) No such assignee shall be obligated to perform any duty, covenant or condition required to be performed by Lessor under any of the terms and conditions hereof; provided, however, that such assignee shall be obligated to comply with this Paragraph in the event such assignee proposes to further transfer, assign or grant a security interest in its rights under this Lease Order. Notwithstanding any such assignment, each and every covenant, agreement, representation and warranty of Lessor shall survive any such assignment and shall be and remain the sole liability of Lessor and of every person, firm or corporation succeeding (by merger, consolidation, purchase of assets or otherwise) to all or substantially all of the business assets or good will of Lessor. Without limiting the foregoing, Lessee acknowledges and agrees that from and after the receipt by Lessee of written notice of an assignment from Lessor (i) If so directed, all rental and other payments which are the subject matter of the assignment shall be paid to the assignee thereof at the place of payment designated in such notice, (ii) if such assignment was made for collateral purposes, the rights of any such assignee in and to the rental and other payments by Lessee under any provisions of this Lease Order shall be absolute and unconditional and shall not be subject to any abatement whatsoever, or to any defense, set-off, counterclaim or recoupment whatsoever by reason of any damage to or loss or destruction of the Equipment, or any defect in or failure of title of Lessor to the Equipment, or any interruption from whatsoever cause (other than from any wrongful act of such assignee) in the use, operation or possession of the Equipment or any indebtedness or liability howsoever and whenever arising of Lessor to Lessee or to any other person, firm, corporation or governmental agency or taxing authority, or any misconduct or negligence of Lessor, and (iii) the assignee shall have the sole right to exercise all rights, privileges, consents and remedies (either in its own name or in the name of Lessor for the use and benefit of the assignee) which are permitted or provided to be exercised by Lessor. Lessee shall confirm the above to such assignee in writing in such form as such assignee may reasonably require. Lessee does not hereby waive any claim which it may have against Lessor, any assignee or any other party.

      (c) It is further understood and agreed that if a security interest in the Equipment is granted to an assignee of the rental payments as additional security for indebtedness of Lessor, the security agreement covering the Equipment shall expressly provide that the right, title and interest of the secured party thereunder is subject to the right and interest of Lessee in and to the Equipment pursuant to this Lease Order.

14.   Alterations and Attachments

      Lessee may make or have made on its behalf alterations in and additions or attachments to the Equipment which are necessary or desirable for the maintenance or improvement of the Equipment, all at Lessee's sole cost and expense, provided that no such alteration, addition or attachment reduces the value or impairs the capabilities or efficiency of the Equipment or violates the provisions of Revenue Procedure 79-48 or any successor rule, regulation or Revenue Procedure. Lessor shall, at Lessee's sole expense, execute and deliver from time to time such instruments, including but not limited to orders for new equipment, components or modifications, and do such other matters and things as may be necessary or appropriate to Lessee's rights under this Paragraph 14. Any part, attachment, appurtenance or accessory constituting a physical part of the Equipment which cannot be readily removed without impairing the value or utility of the Equipment and shall be deemed to be an accession to the Equipment and shall from that time be deemed part of the Equipment, with title thereto vesting in Lessor. Such alterations, additions or attachments shall not modify the term of the lease of the Equipment with respect to which such alterations, additions or attachments are made unless agreed to by Lessor and Lessee. If Lessee shall affix the Equipment to any real property, the Equipment shall remain personalty and shall not become part of the realty.

15.   Recordation

      Lessee, upon demand in writing from Lessor, shall assist Lessor to cause the Lease Order, all attachments and exhibits hereto and any and all additional instruments or statements which shall be executed pursuant to the terms hereof, so far as permitted by applicable law or regulations, to be kept, filed, and recorded and to be re-executed, refiled, and re-recorded at all times in the appropriate office and in such other places, whether within or without the United States, as Lessor may reasonably request to perfect and preserve its rights hereunder.

16.   Inspection; Reports

      Lessor may from time to time, upon reasonable notice and during Lessee's normal business hours, inspect the Equipment and Lessee's records with respect thereto and discuss Lessee's financial condition with knowledgeable representatives of Lessee. Lessee will, if requested, provide a report on the condition of the Equipment, a record of its maintenance and repair, a summary of all items suffering a Casualty, a certificate of no default or such other information or evidence of compliance with Lessee's obligations under the Lease Order as Lessor may reasonably request.

17.   Late Payment Charges; Lessor's Right to Perform for Lessee

      A Late Payment Charge equal to the lesser of the late payment charge assessed against Lessor in connection with the financing of its purchase of the Equipment or 2% per annum above the prime or base lending rate of The First National Bank of Boston, as announced from time to time, will accrue on any sum not paid when due for each day not paid, provided that Lessor has furnished Lessee with an invoice therefor thirty (30) days prior to the due date thereof and given ten business days' written notice of such nonpayment. If Lessee fails to duly and promptly pay or perform any of its obligations hereunder, Lessor may itself pay or perform such obligations for the account of Lessee without thereby waiving any default and Lessee will pay to Lessor, on demand and in addition to Basic Rent, an amount equal to all sums so paid or expenses so incurred, plus a Late Payment Charge accruing from the date such sums were paid or expenses incurred by Lessor.

18.   Lessee's Options Upon Lease Expiration

      Lessee has the option at the expiration of the Lease Term, exerciseable with respect to all, but not less than all, items of Equipment leased pursuant to Lease Orders having the same Expiration Date, (i) to return the Equipment to Lessor, (ii) to renew the Lease Order at fair rental value for a Renewal Term the length of which shall be determined by agreement of Lessee and Lessor or (iii) to purchase the Equipment for cash at its then fair market value. Lessee agrees to provide Lessor written notice of its decision to return or purchase the Equipment or renew the Lease Order not less than 90 days prior to the Expiration Date. If Lessee fails to give Lessor 90 days' written notice, the Lease Term may, at Lessor's option, be extended and continue until 90 days from the date Lessor receives written notice of Lessee's decision to return or purchase the Equipment or renew the Lease Order. Fair market value, fair rental value and useful life will be determined by agreement of Lessor and Lessee, or if the parties cannot agree, by an independent equipment appraiser of nationally recognized standing selected by mutual agreement of and paid equally by Lessor and Lessee. At the expiration of the Lease Term or any extension or renewal thereof, Lessee will, at its expense, assemble, pack, and crate the Equipment, all in accordance with manufacturer's recommendations, if any, and deliver it by common carrier, freight and insurance prepaid, to a place to be designated by Lessor within the continental United States. All packaging will include related maintenance logs, operating manuals, and other related materials and will be clearly marked so as to identify the contents thereof. The Equipment will be returned in good and efficient operating condition and appearance, reasonable wear and tear excepted, and eligible for manufacturer's maintenance, if available, free of all Lessee's markings and free of all liens and encumbrances other than those created by Lessor or arising out of claims against Lessor and not related to the lease of the Equipment to Lessee. Lessor may, but is not required to, inspect the Equipment prior to its return. If, upon inspection, Lessor determines that the condition of any item of Equipment does not conform to the minimum requirements set forth on Exhibit B hereto, Lessor will promptly notify Lessee of such determination, specifying the repairs or refurbishments needed to place the Equipment in the minimum acceptable condition. Lessor may, at its option, either require Lessee to effect such repairs or itself effect such repairs. Lessor may re-inspect the Equipment and require further repairs as often as necessary until the Equipment is placed in acceptable condition. In either case, all costs will be paid by Lessee. The Lease Order shall continue in full force and effect and Lessee shall continue to pay Basic Rent through and including the date on which the Equipment is accepted for return by Lessor.

19.   Lessee's Representations and Warranties

      Lessee represents, warrants and certifies as of the date of execution and delivery of each Lease Order as follows:

      (a) Lessee is duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power to enter into and to pay and perform its obligations under the Lease Order, and is duly qualifed and in good standing in all other jurisdictions where its failure to so qualify would adversely affect the conduct of its business or the performance of its obligations under or the enforceablility of the Lease Order;

      (b) the Lease Order and all related documents (including, without limitation, the Certificate of Acceptance) have been duly authorized, executed and delivered by Lessee, are enforceable against Lessee in accordance with their terms and do not and will not contravene any provisions of or constitute a default under Lessee's organizational documents or its By Laws, any agreement to which it is a party or by which it or its property is bound, or any law regulation or order of any governmental authority;

      (c) Lessor's right, title and interest in and to the Lease Order, the Equipment and the rentals therefrom will not be affected or impaired by the terms of any agreement or instrument by which Lessee or its property is bound;

      (d) no approval of, or filing with, any governmental authority or other person is required in connection with Lessee's entering into or the payment or performance of its obligations under the Lease Order;

      (e) there are no suits or proceedings pending or threatened before any court or governmental agency against or affecting Lessee which, if decided adversely to Lessee, would materially adversely affect Lessee's business or financial condition or its ability to perform any of its obligations under the Lease Order or this Master Lease Agreement as incorporated therein by reference; and

      (f) there has been no material adverse change to Lessee's financial condition since the date of its most recent audited financial statement.

20.   Default

      (a) If, during the continuance of this Lease Order, one or more of the following events ("Events of Default") shall occur:

            (i) Lessee shall fail to make any part of the rental payments provided in Section 2 hereof within ten days after receipt of written notice of nonpayment;

            (ii) Lessee shall make or permit any unauthorized assignment or transfer of this Lease Order or possession of the Equipment to any third party.

            (iii) Lessee shall fail to observe or perform any other material covenant, condition and agreement of Lessee contained herein and such failure shall continue for 30 days after written notice thereof from Lessor to Lessee. If such Event of Default is of such a nature that it cannot reasonably be cured within 30 days, then Lessee shall not be deemed in default during any period of time that it takes Lessee to cure such Event of Default, provided that Lessee notifies Lessor in writing that efforts to cure such defaults have been commenced and Lessee is diligently pursuing such cure in good faith;

            (iv) Lessee shall have entered against it by a court of competent jurisdiction a decree or order for relief in respect of the Lessee in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafterin effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Lessee or for any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

            (v) Lessee shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law nor or hereafter in effect, or consent or the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trusteee, custodian, sequestrator (or similar official of the Lessee) or for any substantial part of its property, or make any general assignment for the benefit of creditors, or fail generally to pay its debts as they become due, or take any corporate action in furtherance of any of the foregoing.

      (b) Upon the occurrence of an Event of Default, Lessor may, without notice to Lessee, declare the applicable Lease Order in default and may exercise any of the following remedies:

      I.    at Lessor's option, and in its sole discretion either:

            (i) declare all Basic Rent and other sums due or to become due under the Lease Order immediately due and payable, and sue to enforce the payment thereof; or

            (ii) receive from Lessee (and sue to enforce the payment thereof), as liquidated damages for loss of the bargain and not as a penalty, and in addition to all accrued and unpaid Basic Rent and other sums due under the Lease Order, an amount equal to the greater of (A) the Casualty Value set forth on the Lease Order calculated after the last payment of Basic Rent actually received by Lessor or (B) the fair market value of the Equipment as of the date of default determined by an appraiser selected by Lessor, plus, in either case, interest thereon at the Late Payment Charge rate from the date of default until the date of payment, and, after receipt in good funds of the sums described above, Lessor will, if it has not already done so, terminate the Lease Order and, at its option, either pay over to Lessee as, when and if received, any net proceeds (after all costs and expenses) from any disposition of the Equipment, or convey to Lessee all of its right, title and interest in and to the Equipment, as is, where is and with all faults, without recourse and without warranty; and

      II. without regard to whether Lessor has elected either option in subsection I. above, Lessor may

            (i) proceed by appropriate court action either at law or in equity to enforce performance by Lessee of the covenants and terms of the Lease Order and to recover damages for the breach thereof; and

            (ii) terminate the Lease Order by written notice to Lessee, whereupon all right of Lessee to use the Equipment will immediately cease and Lessee will forthwith return the Equipment to Lessor in accordance with the provisions hereof; and

            (iii) repossess the Equipment and without notice to Lessee, dispose of it by private or public, cash or credit sale or by lease to a different lessee, in all events free and clear of any rights of Lessee, and for this purpose Lessee hereby grants to Lessor and its agents the right to enter upon the premises where the Equipment is located and to remove the Equipment therefrom and Lessee agrees not to interfere with the peaceful repossesion of the Equipment; and

            (iv) recover from Lessee all costs and expenses arising out of Lessee's default, including, without limitation, expenses of repossession, storage, appraisal, repair, reconditioning and disposition of the Equipment and reasonable attorneys' fees and expenses.

      (c) The Remedies provided for in this Lease Order shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies existing at law or in equity. The failure or delay of either party in exercising any rights granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any of such contingencies or similar contingencies and any single or partial exercise of any particular right shall not exhaust the same or constitute a waiver of any other right provided herein.

21.   Notice; Governing Law

      All notices required hereunder shall be effective upon receipt in writing delivered by hand or by other receipt-acknowledged method of delivery at the address first above written. This Lease Order shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     AMERICAN FINANCE GROUP, INC.                FORD MOTOR COMPANY


     By: /s/ [Illegible]                         By: /s/ J. L. Scicluna
         -------------------------                   ---------------------------
     Title: Vice President                       Title: Director, Facilities and
            -------------------------                   Tools Purchasing Office
                                                        ------------------------

                                    Exhibit A
                       To Lease Order Terms and Conditions
                  Between American Finance Group, Inc., Lessor,
                         and Ford Motor Company, Lessee,
                              dated April __, 1988.

                             ACCEPTANCE CERTIFICATE

      The undersigned Ford Motor Company ("Lessee"), by its duly authorized representative whose signature appears below, hereby represents, warrants and certifies (a) that the Equipment described on the Internal Combustion Truck Pre-Delivery/Delivery Report has been delivered to and inspected and found satisfactory by Lessee and is accepted for lease by Lessee under Lease Order No. _________ and the Lease Order Terms and Conditions dated April __, 1988 as incorporated therein by reference, as of the Acceptance Date set forth below;
(b) all items of Equipment are new and unused as of the Acceptance Date, except as otherwise specified, and (c) the representations and warranties of Lessee set forth in the Lease Order Terms and Conditions are true and correct as of the date hereof.

                  ACCEPTANCE DATE: ____________________

                                            FORD MOTOR COMPANY


                                            By:_____________________________
                                               Authorized Signer

Accepted and Agreed To:

AMERICAN FINANCE GROUP, INC.


By__________________________________
  Authorized Signer

        [ATTACH INTERNAL COMBUSTION TRUCK PRE-DELIVERY/DELIVERY REPORT]

------------------------------------------------------------------------------
DATE DELIVERED  LEASE  SALE  RENTAL  DEMO  HOUR  METER  MODEL  SERIAL NUMBER
                 [ ]   [ ]    [ ]    [ ]
------------------------------------------------------------------------------

                               UNIT CONFIGURATION

ENGINE
  Manufacturer _____________________
  Serial No. _______________________
  Model ____________________________

FUEL
  [ ] Gas   [ ] L.P.G.   [ ] Diesel

DIFFERENTIAL
  [ ] Std.  [ ] Lo-speed

TRANSMISSION
  Manufacturer _____________________
  Serial No. _______________________
  Pt. No. __________________________

TYPE
  [ ] Standard   [ ] Powershift

UPRIGHT
  Lift Height ______________________
  Pt. No. __________________________
  Control No. ______________________
[ ] Int. Free Lift    [ ] Standard
[ ] Free Lift         [ ] 3-Stage
[ ] Wide 3-Stage      [ ] Heavy Duty
[ ] 4-Stage           [ ] SPED
[ ] Other

CYL. ASSY. NO. & MFG. CODE
  Main ____________________________
  Free Lift _______________________

TIRE SIZE AND TYPE
  Drive _________  Steer __________
  [ ] Std.          [ ] Std.
  [ ] Poly          [ ] Poly
  [ ] Other         [ ] Other

CARRIAGE TYPE
  Pt. No. _________________________
  Size ____________________________
  [ ] Hook      [ ] Pin

FORK
  Pt. No. _________________________
  [ ] Hook      [ ] Pin      [ ] Other

ATTACHMENT
  Type ____________________________
  Mfg. ____________________________
  Model ___________________________
  Serial No. ______________________

DEALER INSTALLED OPTIONS OR
ACCESSORIES

___________________________________
___________________________________
___________________________________

                            Pre-Delivery Check List

Mark box with "X" when item is checked and/or corrected per specifications prior to delivery. Mark box with "O" when item does not apply.

[ ] Engine oil level                       [ ] Inching qualities
[ ] Cooling system fluid level             [ ] Brake operation
[ ] Battery acid level                     [ ] Upright mounting hardware
[ ] Brake fluid level                      [ ] Upright adjustment & lube
[ ] Steering gear oil level                [ ] Tilt limiters correct
[ ] Differential oil level                 [ ] Attachment mounting
[ ] Transmission oil level                 [ ] Steering operation
[ ] Hydraulic system oil level             [ ] Hydraulic system operation
[ ] General lubrication                         (cold)
[ ] Tire inflation (cold)                  [ ] Hydraulic system operation
[ ] Hoses routed properly                       (loaded)
[ ] Air cleaner hose connections           [ ] Attachment operation
[ ] Electrical connections &               [ ] Oil & fluid leaks
      wire routing                         [ ] Engine r.p.m.(idle & governed)
[ ] Horn                                   [ ] Engine starting (hot)
[ ] Warning lights & gauges                [ ] Wheel lugs & axis studs
[ ] Optional equipment                          retorqued
[ ] Engine starting (cold)                 [ ] Unit matches customer specs
[ ] Clutch shifting                        [ ] Condition of paint
[ ] Gear Shifting                          [ ] Name plate correct
                                           [ ] U.L. Tag

Servicemen's Signature: ___________________________________________________
Date: _____________________________________________________________________

CUSTOMER DELIVERY SERVICE CHECK LIST

Review Owners & Operators Guide and Explain
Each Item to the Customer. Mark Each Box With an
"X" When Complete.
[ ] Capacity Limitations
[ ] Operator Safety Rules
[ ] Name Plate Correct
[ ] Location and Use of Instruments & Controls
[ ] Demonstrate Operator Procedures & Techniques
[ ] Routine Maintenance & Lube Requirements
[ ] Operation & Maintenance of Attachment
[ ] Warranty Policy
[ ] Parts Ordering Procedures
[ ] Dealer's After-Delivery Services
[ ] Parts Book Delivered
[ ] Keys Delivered
[ ] O. & O. Guide Delivered
[ ] S.I.O. Package (if applicable)

__________________________________
Dealer

__________________________________
Address

__________________________________
City          State         Zip

At the time of delivery, the Parts Manual, Owner's and Operator's Guide and Warranty Policy were explained and delivered. The delivery service was conducted as noted above.


x _______________________     _________________
  Dealer Representative's     Date
           Signature


_______________________________
Owner

_______________________________
Address

_______________________________
City         State         Zip

This machine has been received in satisfactory condition. We have received the Owner's and Operator's Guide and instruction regarding the operation, maintenance, safety practices and warranty policy in accordance with the Delivery
Check List and O & O Guide.


x _________________________    ________________
  Customer Representative's    Date
          Signature

                                  FACTORY COPY

                                    Exhibit B
                       To Lease Order Terms and Conditions
                  Between American Finance Group, Inc., Lessor,
                         and Ford Motor Company, Lessee,
                              dated April __, 1988.

CONDITION OF EQUIPMENT AT EXPIRATION OF LEASE TERM:

1.    When loaded to its rated capacity, each Unit shall:

      (a) Start under its own power and idle without water or fuel leaks and without oil leaks in excess of one drip per minute.

      (b) Move through its normal speed ranges in both forward and reverse, in normal operating manner.

      (c)   Steer normally right and left in both forward and reverse.

      (d) Be able to stop with its service brakes within a safe distance, in both forward and reverse.

      (e) Lift, lower, and tilt normally with and without a load a minimum of three (3) times. Oil leakage must not be such that there is more than one drip per minute. Carriage, lift chains and channel assembly shall be in working condition, normal wear and tear excepted.

      (f) Electric trucks, if purchased with batteries, must be returned with batteries that are capable of sustaining a charge that will permit use of the equipment for an eight (8) hour shift.

      (g)   All motors shall operate without arcing and/or sparking.

2. Each Unit's attachment(s), if any, shall perform all of its required functions, and each Unit's horn, parking brake, and lights shall be operational.

3. Each Unit shall have tires with at least thirty-five percent (35%) remaining tread, and without flat spots. Chunking shall be permitted, but there shall be no chunks larger than a half dollar in size.

4.    Each Unit shall be complete with all parts and pieces.

[LOGO] American Finance Group(SM)

                                   May 9. 1989

Mr. Robert Cronan
Buyer - Plant Equipment and Sales Section
Facilities and Tools Purchasing
FORD MOTOR COMPANY
The American Road
FMCC Bldg., Room 2421
Dearborn, MI 48121-1705

      Re: Lease Order Terms and Conditions dated as of April 5, 1988 between Ford Motor Company, as lessee ("Ford") and American Finance Group, as lessor ("AFG")

Dear Bob:

      An oversight has come to our attention in connection with the referenced Lease Order Terms and Conditions, which we intend to correct by this letter if it is acceptable to you.

      Section 9 of the Lease Order Terms and Conditions, which apply to all Lease/Purchase Orders, provides procedures to follow in the event that any item of equipment is destroyed, lost or requisitioned by the government. It states that Ford may either replace the destroyed item of equipment or, at Ford's option, pay AFG an agreed-upon amount as the casualty value of the destroyed equipment. That agreed-upon amount, or "Casualty Value," was to be spelled out in each Lease/Purchase Order.

      We understand that, to meet its equipment needs, Ford is likely to replace any destroyed equipment rather than do without. However, it has been our oversight that in using your form of Lease/Purchase Order we have not been furnishing the Casualty Values for each item of equipment subject to the orders.

      Attached please find two schedules, Casualty Value Schedule A (for three-year leases) and Casualty Value Schedule B (for five-year leases). These schedules provide a declining percentage value, based on original equipment cost, of equipment over the course of a three or five year lease. For the sake of simplicity, we suggest that these Casualty Value Schedules be incorporated by amendment into all existing Lease/Purchase Orders and apply automatically to all future Lease/Purchase Orders unless we specifically agree otherwise.

      Nothing in this letter is intended to impair Ford's ability to replace destroyed equipment as provided in the Lease Order Terms and Conditions rather than to pay the Casualty Value based on the attached formulas.

[LOGO] Mr. Robert Cronan
       May 9, 1989

      Please let me know at your earliest convenience if the attached values and the proposal set out in this letter are acceptable to you. If the values and this letter are acceptable, please sign the enclosed counterpart of this letter and return it to Eileen Waters' attention as soon as possible.

      Thanks for your help in resolving this issue.

                                          Best regards,


                                          /s/ David W. Parr

                                          David W. Parr
                                          Associate General Counsel
                                          and Vice President

Accepted and Agreed to:

FORD MOTOR COMPANY


By: /s/ R. R. Cronan
    -----------------------
    R. R. Cronan

Title: Buyer
       --------------------

                               FORD MOTOR COMPANY

                                 CASUALTY VALUES

                    (Stated as Percentage of Equipment Cost

  AFTER
 PRIMARY
  TERM                                                      CASUALTY
 PAYMENT NO.                                                  VALUE
------------                                                --------
  Prior to 1                                                 112.00
          1                                                  110.98
          2                                                  109.94
          3                                                  108.89
          4                                                  107.83
          5                                                  106.75
          6                                                  105.66
          7                                                  104.55
          8                                                  103.43
          9                                                  102.29
         10                                                  101.14
         11                                                   99.97
         12                                                   98.78
         13                                                   97.58
         14                                                   96.37
         15                                                   95.13
         16                                                   93.88
         17                                                   92.62
         18                                                   91.33
         19                                                   90.03
         20                                                   88.71
         21                                                   87.38
         22                                                   86.02
         23                                                   84.65
         24                                                   83.26
         25                                                   81.85
         26                                                   80.42
         27                                                   78.97
         28                                                   77.51
         29                                                   76.02
         30                                                   74.51
         31                                                   72.99
         32                                                   71.44
         33                                                   69.87
         34                                                   68.28
         35                                                   66.67
         36                                                   65.00

                               FORD MOTOR COMPANY

                                 CASUALTY VALUES

                    (Stated as Percentage of Equipment Cost)

         AFTER                                      AFTER
        PRIMARY                                    PRIMARY
          TERM                CASUALTY               TERM               CASUALTY
       PAYMENT NO.             VALUE              PAYMENT NO.            VALUE
       -----------            --------            -----------           --------

         Prior to 1            112.00
                 1             111.34                      31              86.32
                 2             110.66                      32              85.29
                 3             109.98                      33              84.25
                 4             109.28                      34              83.19
                 5             108.58                      35              82.12
                 6             107.86                      36              81.03
                 7             107.14                      37              79.93
                 8             106.41                      38              78.82
                 9             105.66                      39              77.68
                10             104.90                      40              76.54
                11             104.14                      41              75.37
                12             103.36                      42              74.19
                13             102.57                      43              73.00
                14             101.77                      44              71.78
                15             100.96                      45              70.55
                16             100.14                      46              69.31
                17              99.31                      47              68.04
                18              98.46                      48              66.76
                19              97.60                      49              65.46
                20              96.73                      50              64.15
                21              95.85                      51              62.81
                22              94.96                      52              61.46
                23              94.05                      53              60.09
                24              93.13                      54              58.70
                25              92.20                      55              57.29
                26              91.25                      56              55.86
                27              90.29                      57              54.41
                28              89.32                      58              52.94
                29              88.33                      59              51.46
                30              87.33                      60              50.00